Exhibit 10.3

February 3, 2012

Donovan Williams

3373 Glen Devon Lane

Berkeley Lake, GA 30096

Dear Van,

I’m delighted to officially offer you the position of Chief Information Officer (CIO), reporting to me.

We’ve very much enjoyed getting to know you during the interview process and believe you will make a meaningful contribution to FleetCor.

This letter will outline the responsibilities and compensation related to this position.

CIO

This role will have overall responsibility for FleetCor’s IT group globally.

The specific responsibilities will include:

Major Responsibilities

1.	GFN – Ensure GFN quickly becomes the premier fuel card platform
o	Continue build out of GFN capabilities to maximize functionality and scalability
o	Hire and cross-train global development team
o	Develop universal card capabilities internal to FleetCor (UFN)

2.	Reliability Standards –
o	Meet or exceed reliability standards for all global systems
o	Ensure contingency planning and disaster recovery systems are in place

3.	IT Budget – Control IT spend by ensuring global expense and CAPEX budgets are met

4.	New Applications – Explore new technologies, such as, mobile, third party systems to ensure FleetCor applications say relevant

5.	Potential Acquisitions – complete rigorous due diligence of all systems of acquisition targets

6.	Legacy Systems – ensure legacy systems continue to perform as anticipated and/or are migrated to GFN / UFN as appropriate

7.	Regulatory Standards – Ensure FleetCor’s systems are secure and meet all SOX requirements

5445 Triangle Parkway  |  Norcross, GA 30092  |  800.877.9019

Compensation

Your compensation plan will consist of the following:

Salary: Your annual salary will be $300,000. This will be payable bi-weekly according to the company’s payroll schedule.

Bonus: Your annual bonus target will be $90,000 (30% of your salary). Your 2012 bonus will be prorated based upon your actual start date.

Thus your annual total cash compensation target is $390,000.

Stock: You will be granted both restricted shares and stock options under our 2010 Equity Compensation Plan.

Restricted Stock: You will be granted 5,000 shares of stock based on FleetCor meeting its 2012 EPS target.

Stock Options: You will be granted 50,000 stock options which will vest evenly over 4 years. Your option grant will carry an exercise price equal to FMV at the time of grant. This stock option grant will require Compensation Committee approval.

Please find attached a worksheet illustration to help you better estimate the potential value of these grants.

Benefits: You will be entitled to participate in the executive benefit program at no cost to you. Benefits include three weeks paid vacation per year. Crystal Williams will provide details outlining eligibility, coverage level, etc.

Non-compete: Like all company executives, you will be required to sign the company’s non-compete / non-solicitation agreement (for fleet cards) as a condition of your employment.

Severance: Our executive severance policy is 6 months salary continuation (e.g. does not include target bonus) in the unlikely event of termination not for cause. [Note: Termination for cause carries no severance.]

Van, we are very excited about the prospect of you joining us. Your long tenure in the payments arena should contribute to a fast start with us.

I can also promise that FleetCor will be an interesting and fast paced environment. I really hope you decide to join us.

Please let me know if I can answer any additional questions regarding the role, our offer, or the company in general.

5445 Triangle Parkway  |  Norcross, GA 30092  |  800.877.9019

Please sign and return this offer of employment to me at your convenience.

Best Regards,

Ronald F. Clarke Chairman and CEO FleetCor

Accepted and Agreed To:

/s/ Donovan Williams, Jr.	Date:	2/14/2012
Donovan Williams

5445 Triangle Parkway  |  Norcross, GA 30092  |  800.877.9019